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                           EXHIBIT 12

  COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                For Year Ended December 31, 1998

                 (Dollar Amounts in Thousands)



                                        Monongahela Power Company

Earnings:
     Net Income                                   $ 82,425
     Fixed charges (see below)                      38,723
     Income taxes                                   49,421

     Total earnings                               $170,569


Fixed Charges:
     Interest on long-term debt                   $ 32,363
     Other interest                                  3,790
     Estimated interest
       component of rentals                          2,570

     Total fixed charges                          $ 38,723


Ratio of Earnings to
  Fixed Charges                                       4.40